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Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDEND AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMFORT SYSTEMS USA, INC.

        Comfort Systems USA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted a resolution proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation:

    Article Five of the Restated Certificate of Incorporation is to be amended by deleting the first paragraph of Article Five in its entirety and substituting the following:

    "At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors. No director may be removed from office by a vote of the stockholders at any time except for cause. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide".

        SECOND: That the stockholders of the Corporation, at a meeting duly held, approved the amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        THIRD: That this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on July 9, 2003.

COMFORT SYSTEMS USA, INC.
By:	/s/ WILLIAM GEORGE William George, Senior Vice President

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF SECOND AMENDEND AND RESTATED CERTIFICATE OF INCORPORATION OF COMFORT SYSTEMS USA, INC.